Exhibit 99.1

Press Release

Thomas H. Johnson and Edward E. Lucente Join

CMGI, Inc. Board of Directors

Elections Add Seasoned Operations and Supply Chain Management

Experience to CMGI’s Board

Waltham, Mass., April 18, 2006 – CMGI, Inc. (Nasdaq: CMGI) today announced that Thomas H. Johnson and Edward E. Lucente have joined the CMGI Board of Directors. This election increases the number of Board members to eight.

Mr. Johnson has led several public companies, most recently serving as Chairman and Chief Executive Officer of Chesapeake Corporation and as Vice Chairman, President and Chief Executive Officer of Riverwood International Corporation. Mr. Johnson played a pivotal role transforming Chesapeake from a commodity forest products company into the international specialty packaging company it is today. Leveraging both his supply chain and international operating expertise, including 30 years experience doing business in Asia, Mr. Johnson will be instrumental in helping CMGI develop and maximize its integrated global footprint.

Mr. Lucente’s business experience includes a 30-year tenure at IBM during which he developed and implemented a number of new initiatives in various senior management positions, including President of the Information Products Division; Group Executive, Marketing, Services and Sales; and President and Chairman of IBM’s Asia-Pacific operations. Additionally, Mr. Lucente served as Executive Vice President of Northern Telecom (Nortel), where he developed and managed the company’s worldwide sales and marketing efforts, and was President, Chief Executive Officer and Chairman of the Board of QMS, Inc., during which time implemented new European and Asian distribution models and converted the company’s sales model. With total management experience spanning more than 40 years, Mr. Lucente is a seasoned industry veteran offering a strong combination of sales and marketing leadership and global operating experience.

“I look forward to working with both Tom Johnson and Ed Lucente and maximizing the unique skills that each brings to the table,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI. “It is an exciting time at CMGI and we are pleased to welcome the additional expertise and strengths of our two newest board members.”

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About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

About ModusLink

ModusLink Corporation is a leading provider of global supply chain management solutions. The company provides global technology clients in the software, hardware, consumer electronics, telecommunications and wireless markets with customized supply chain solutions that reduce risk and time to market and improve efficiency and productivity. ModusLink’s services include demand planning, sourcing and procurement, manufacturing support, kitting and assembly, fulfillment, full-cycle logistics, systems integration and development, customer support and optimization consulting. Headquartered in Waltham, Massachusetts, ModusLink maintains 42 facilities in 13 countries worldwide. The company is a subsidiary of CMGI, Inc. (Nasdaq: CMGI). For additional information, see www.moduslink.com.

Contacts

Investors-Financial:

Tom Oberdorf

Chief Financial Officer

781-663-5012

ir@cmgi.com

Media:

Christine Pothier

Marketing Communications Manager

781-663-5080

Christine_Pothier@moduslink.com